                           WASATCH ADVISORS LETTERHEAD

DECEMBER 15, 2000







Board of Directors
Wasatch Funds, Inc.
150 Social Hall Avenue
Salt Lake City, Utah 84111

RE: EXPENSE REIMBURSEMENTS

Gentlemen:

This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and not including litigation and other extraordinary expenses) to average daily net assets of any investment portfolio (each a "Fund") of the Wasatch Funds, Inc. (the "Funds") calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will voluntarily waive fees or reimburse that Fund's expenses in the amount of such excess:

FUND                                                                     EXPENSE LIMIT
----                                                                     -------------
Micro Cap Fund                                                                    2.50%
Small Cap Value Fund                                                              1.95%
Ultra Growth Fund                                                                 1.75%
Small Cap Growth Fund                                                             1.50%
Core Growth Fund                                                                  1.50%
U.S. Treasury Fund                                                                0.75%
Global Technology                                                                 1.95%


We have voluntarily agreed to the expense limitations noted above through September 30, 2001 after which time we may rescind these voluntary limitations.

Wasatch Funds Board of Directors
December 15, 2000
Page 2

The foregoing expense limitation is an annual, not monthly, expense limitation. Consequently, if the amount of expenses accrued during a month is less than the expense limitation, the following shall apply: (i) we shall be reimbursed by the respective Fund(s) in an amount equal to such difference, but not in an amount in excess of any deductions and/or payments previously made during the fiscal year; and (ii) to the extent reimbursements are not made pursuant to (i), the Fund(s) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the fiscal year.

We authorize the Funds and their administrator to reduce our monthly advisory fee and, if necessary, invoice us monthly for Fund expenses, to the extent necessary to effectuate the limitations stated above. We will pay to the Funds any such amounts promptly after receipt of an invoice.

WASATCH ADVISORS, INC.


By:
   -------------------------------------------
   Authorized Officer

                                            ACKNOWLEDGED:

                                            WASATCH FUNDS, INC.


                                            By:
                                               ---------------------------------
                                               Authorized Officer